Exhibit 10.7

ADDENDUM

This Addendum, dated May 22, 2006, by and between Universal Insurance Holdings, Incorporated (hereinafter the “Company”), and Sean Downes (“Employee”), modifies and amends the existing employment agreement (“Agreement”) and any prior Addenda thereto (“Prior Addenda”) between the Company and the Employee, only in respect of the matters set forth herein, and otherwise the Agreement and Prior Addenda remain in full force and effect as if this Addendum had not been executed:

I. In respect of “Article 6.” of the Agreement entitled “Compensation,” the Employee’s Base Compensation shall be increased by $150,000.00 per annum effective May 1, 2006.

IN WITNESS WHEREOF, this Addendum has been signed and executed as of the first date written above.

UNIVERSAL INSURANCE HOLDINGS, INCORPORATED

By:	/s/ James M. Lynch
James M. Lynch

/s/ Sean Downes
SEAN DOWNES - Employee